Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES AGREEMENT TO CONSOLIDATE SEACOSCO JOINT

VENTURE

Houston, Texas

June 4, 2020

FOR IMMEDIATE RELEASE—SEACOR Marine Holdings Inc. (NYSE: SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore oil and natural gas and wind farm facilities worldwide, today announced that a wholly-owned subsidiary of the Company entered into a definitive sale and purchase agreement to acquire the remaining 50% of the equity interests in SEACOSCO Offshore LLC (“SEACOSCO”) that it did not already own from affiliates of COSCO SHIPPING GROUP (“COSCO”). As a result of the purchase, SEACOR Marine will own 100% of SEACOSCO. Subject to the satisfaction of the conditions to closing, the transaction is expected to close in June 2020.

The acquisition further modernizes SEACOR Marine’s fleet through consolidating the Company’s ownership of eight Rolls-Royce designed platform supply vessels (“PSVs”) from COSCO Shipping Heavy Industry (Guangdong) Co., Ltd. (the “Shipyard”). Six of the PSVs are of UT 771WP design, with 4,400 tons deadweight capacity, and two are of UT 771CD design, with 3,800 tons deadweight capacity. SEACOSCO has taken delivery of seven of these PSVs, each with a 2018 or 2019 year of build, and expects to take delivery of the final UT 771WP design PSV later this year. Each of the UT 771WP design PSVs is equipped with a state-of-the-art battery energy storage system designed to reduce fuel consumption and enhance the safety and redundancy of the vessels’ systems.

As consideration for the acquisition of the equity interests, the Company will pay an aggregate purchase price of $28.15 million. The purchase price will be paid in cash as follows: (i) $8.445 million at or prior to the closing of the transaction, (ii) annual installment payments of $1.0 million, $2.5 million and $2.5 million in the first three years after the signing date and (iii) the remaining purchase price of $13.705 million at the end of four years after the signing date. The deferred portion of the purchase price accrues interest at a fixed average rate of 6.0% per annum. COSCO will obtain a second lien mortgage on the vessels to secure the payment of the deferred portion of the purchase price, and the Company will provide a limited deficiency guarantee solely with respect to the short-fall in vessel collateral value, if any, in the event COSCO exercises its remedies under the mortgages (a “Limited Deficiency Guarantee”).

The PSVs were acquired by vessel owning subsidiaries (“SPVs”) of SEACOSCO pursuant to existing deferred purchase agreements with the Shipyard (“DPAs”) under which approximately $105 million is currently outstanding. The DPAs provide for amortization of the purchase price for each vessel over a period of 10 years from delivery at a floating interest rate of three-month LIBOR plus 4.0%. The payment obligations of the SPV under the DPA for each vessel are secured by a first lien mortgage on the vessel and a pledge of the SPV’s equity, and the Company will provide a Limited Deficiency Guarantee to the Shipyard with respect to such obligations. The DPAs are not otherwise cross-collateralized to the assets of SEACOSCO or the Company.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented:

“We are grateful for the support of the COSCO SHIPPING GROUP. Their high-quality vessels have proven themselves in the marketplace and together, we outfitted the majority of the vessels with a hybrid battery system that delivers fuel savings and environmental benefits to our customers. These vessels will be among the most fuel efficient and modern tonnage of the worldwide supply vessel fleet for the foreseeable future.

“Consolidating the operating results of the joint venture will be a net positive for SEACOR Marine from closing of the transaction. Based on the current charters and forward charter commitments for the SEACOSCO vessels, we expect the vessels to generate approximately $7.0 million EBITDA for the balance of 2020 and approximately $18.5 million EBITDA in 2021, the first year all the vessels will be delivered and in our fleet for a full year, in each case subject to applicable charterer termination provisions.

“We believe the debt secured by these vessels has attractive terms. We expect the vessels to generate cash for SEACOR Marine, net of scheduled debt amortization as well as the obligations under the DPAs. The majority of the debt has an average life greater than six years. This transaction is an exciting step in the growth of SEACOR Marine, significantly growing our asset and equity base.”

* * * * *

SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control and are described in the Company’s filings with the SEC. It should be understood that it is not possible to predict or identify all such factors. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (346) 980-1700 or InvestorRelations@seacormarine.com

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